Exhibit 99.2

CenturyLink Announces Pricing of Private Offering of Level 3 Financing Senior Notes

MONROE, LA, Sept. 11, 2019 – Global technology leader CenturyLink, Inc. (NYSE: CTL) announced that Level 3 Financing, Inc., its indirect, wholly owned subsidiary (“Level 3 Financing”), has agreed to sell $1 billion aggregate principal amount of its 4.625% Senior Notes due 2027 (the “Notes”) in a proposed private offering that will not be registered under the Securities Act of 1933.

The Notes were priced to investors at 100 percent of their principal amount and will mature on September 15, 2027. Level 3 Financing’s obligations under the Notes will be fully and unconditionally guaranteed on an unsecured basis by Level 3 Parent, LLC, the direct parent of Level 3 Financing. The net proceeds from this offering will be used, together with cash on hand, for general corporate purposes, including, without limitation, to redeem all of Level 3 Financing’s $240 million outstanding aggregate principal amount of 6.125% Senior Notes due 2021, all of Level 3 Parent, LLC’s $600 million outstanding aggregate principal amount of 5.75% Senior Notes due 2022 and other long-term debt of Level 3 Financing.

The offering is expected to be completed on September 25, 2019, subject to the satisfaction or waiver of customary closing conditions.

The Notes will not be registered under the Securities Act of 1933 or any state securities laws in the United States and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Accordingly, the Notes are being offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The Notes will not have registration rights.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers around the world. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience. Learn more at http://news.centurylink.com/.

Forward Looking Statement:

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “continues,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact:	Investor Contact:
D. Nikki Wheeler	Mark Stoutenberg
Nikki.Wheeler@centurylink.com	Mark.Stoutenberg@centurylink.com
+1 720-888-0560	+1 720-888-1662